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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-20186, Form S-8 No. 33-29038, Form S-8 No. 33-39453, Form S-8
No. 33-44108, Form S-8 No. 33-89526, Form S-8 No. 33-89592, Form S-8 No.
333-05251, Form S-8 No. 333-05309, Form S-3 No. 333-86961, Form S-3 No.
333-57930, Form S-8 No. 333-64530, Form S-3 No. 333-71568 and Form S-4 No.
333-71894) of Sovereign Bancorp, Inc. and the related prospectuses of our report dated January 21, 2003, except for Note 30, as to which the date is March 10, 2003, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.

                                             /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 21, 2003